UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 ON
FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 13, 2015 (November 3, 2014)

USG Corporation
(Exact name of registrant as specified in its charter)
Commission File Number: 1-8864
Delaware	36-3329400
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	312 436-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
USG Corporation (the “Company”) is filing this Current Report on Form 8-K/A because the matters originally disclosed in the Company’s Current Report on Form 8-K filed on November 4, 2014 regarding those certain binding memorandum of understanding have been superseded in their entirety by the settlement agreements referenced below.

Item 1.01	Entry into a Material Definitive Agreement Entry into a Material Definitive Agreement
On February 11, 2015, the Company and its subsidiaries, United States Gypsum Company and L&W Supply Corporation (collectively, the “USG Subsidiaries”), entered into settlement agreements (the “Settlement Agreements”) to settle all claims made against the Company and the USG Subsidiaries in the direct and indirect purchaser class actions consolidated in the lawsuit, In re: Domestic Drywall Antitrust Litigation, MDL No. 2437, pending in the United States District Court for the Eastern District of Pennsylvania.

Pursuant to the Settlement Agreements, which were entered into with counsel representing the direct purchaser and indirect purchaser classes in the lawsuit, the Company has agreed to pay a total of $48 million in cash to settle the claims made in the above-referenced lawsuit. Of the $48 million settlement payment, $39.25 million will be allocated to the direct purchaser class settlement fund and $8.75 million will be allocated to the indirect purchaser class settlement fund. The Settlement Agreements remain subject to court approval. The Settlement Agreements, in which the Company and the USG Subsidiaries deny all wrongdoing, also include releases by participating class members of the Company and its subsidiaries, affiliates, and other related parties, for all conduct concerning any of the matters alleged, or that could have been alleged, in the lawsuit for the time period prior to and including November 30, 2014. Additionally, the Settlement Agreements grant the Company the right to terminate the Settlement Agreements in the event an agreed upon percentage of potential class members do not participate.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Number	Exhibit
10.1	Direct Purchaser Settlement Agreement, dated February 11, 2015.
10.2	Indirect Purchaser Settlement Agreement, dated February 11, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
Registrant
Date:	February 13, 2015	By:	/s/ Stanley L. Ferguson
Stanley L. Ferguson
Executive Vice President, General Counsel and Secretary

Number	Exhibit
10.1	Direct Purchaser Settlement Agreement, dated February 11, 2015.
10.2	Indirect Purchaser Settlement Agreement, dated February 11, 2015.